Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement No. 333-231808 on Form S-8 of Rattler Midstream LP of our report dated March 29, 2019, with respect to the balance sheets of Reliance Gathering, LLC as of December 31, 2018 and 2017, and the related statements of income, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which report appears in the Form 8-K/A of Rattler Midstream LP dated January 24, 2020.

/s/ KPMG LLP

Dallas, Texas

January 24, 2020